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EXHIBIT 5.1

STOEL RIVES LLP
Attorneys
Standard Insurance Center
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268
Telephone (503) 224-3380
Fax (503) 220-2480

June 12, 2001

Board of Directors
Pope & Talbot, Inc.
1500 SW First Avenue
Portland, Oregon 97201

    We have acted as counsel for Pope & Talbot, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the resale of 1,750,000 shares of common stock (the "Common Stock") of the Company by the holder thereof (the "Selling Stockholder"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

    Based on the foregoing, it is our opinion that:

  1.
  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; and

  2.
  The shares of Common Stock have been duly authorized and, when issued in accordance with the Purchase and Sale Agreement dated March 29, 2001 among Norske Skog Canada Limited, Norske Skog Canada Pulp Operations Limited, Pope & Talbot Ltd., Pope & Talbot, Inc. and Norske Skog Canada Mackenzie Pulp Limited, will be legally issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                    Very truly yours,

                    /s/ Stoel Rives LLP

                    STOEL RIVES LLP

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EXHIBIT 5.1
STOEL RIVES LLP